Exhibit 10.46
[Letterhead of Coca-Cola International]

Ahmet C. Bozer Executive Vice President The Coca-Cola Company President Coca-Cola International	Coca-Cola International One Coca-Cola Plaza Atlanta, Georgia 30313 USA T +1.404.676.3334 F +1.404.598.6166

October 15, 2014

Atul Singh
India

Dear Atul,

We are delighted to confirm your promotion to President, Asia Pacific Group, job grade 21, with an effective date of September 1, 2014. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	You will continue to be employed by Coca-Cola India, Inc.

•	Your annual base salary for your new position will be $525,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive will be 100% of gross annual salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and distribution between equity vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to 4 times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

Mr. Atul Singh
October 15, 2014

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You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
As a mobile assignee, you will participate in the ISA Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

•	This letter is provided as information and does not constitute an employment contract.

I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ Ahmet Bozer

Ahmet Bozer

c:     Ceree Eberly
Stevens Sainte-Rose
Executive Compensation
Global Mobility
GBS Executive Services